Exhibit 99.1

For immediate release
November 19, 2024
Star Equity Holdings, Inc. Announces 2024 Third Quarter Financial Results

Recent large commercial contract wins validate optimism for Building Solutions upturn

Enservco investment diversifies portfolio; marks entry into Energy Services and Transportation & Logistics

Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star” or the “Company”), a diversified holding company, reported today its financial results for the third quarter (Q3) ended September 30, 2024. All 2024 and 2023 amounts in this release are unaudited.
Following the sale of our Digirad Health business on May 4, 2023, all financial results for the 2023 reporting period, unless stated otherwise, relate to continuing operations, which currently include two divisions: Building Solutions (formerly known as Construction) and Investments.
Q3 2024 Financial Highlights vs. Q3 2023 (unaudited)
•Revenues increased by 30.9% to $13.7 million from $10.4 million.
•Gross profit increased by 27.9% to $2.8 million from $2.2 million.
•Net loss from continuing operations was $2.0 million (or $0.61 per basic and diluted share) compared to net loss from continuing operations of $2.4 million (or $0.75 per basic and diluted share).
•Non-GAAP adjusted net loss was $0.9 million (or $0.29 per basic and diluted share) compared to net income of $0.2 million (or $0.07 per basic and diluted share).
•Non-GAAP adjusted EBITDA was a loss of $0.3 million versus a loss of $14 thousand.

Year-to-Date 2024 Financial Highlights vs. Year-to-Date 2023 (unaudited)
•Revenues increased by 14.5% to $36.3 million from $31.7 million.
•Gross profit decreased by 27.2% to $6.6 million from $9.1 million.
•Net loss from continuing operations was $8.0 million (or $2.53 per basic and diluted share) compared to a net loss from continuing operations of $3.7 million (or $1.19 per basic and diluted share).
•Non-GAAP adjusted net loss from continuing operations was $3.2 million (or $1.03 per basic and diluted share) compared to a net loss of $0.2 million (or $0.06 per basic and diluted share).
•Non-GAAP adjusted EBITDA from continuing operations was a loss of $1.9 million versus a loss of $50 thousand.

“In the third quarter of 2024, the acquisition of Timber Technologies (“TT”) drove a quarterly Building Solutions revenue increase versus the third quarter of 2023,” commented Rick Coleman, Chief Executive Officer. “While third quarter results on an organic basis were mixed, we were pleased to have recently announced two large commercial contract wins by our KBS business, totaling $4.6 million. We are seeing increased activity and interest from customers who had put projects on hold earlier in the year, and fourth quarter project signings indicate a material improvement in activity across our entire Building Solutions division. For example, we’ve received letters of intent and substantial deposits on two additional KBS projects totaling over $5 million which we expect to announce within weeks. We believe this momentum shift will translate into significantly improved financial results for both Q4 2024 and FY 2025.”
Mr. Coleman added, “At our Investments division, we marked a diversification of our portfolio beyond Building Solutions with our initial entrance into the Energy Services and Transportation & Logistics sectors. Our third quarter investment in Colorado-based Enservco creates an opportunity to broaden the scope of our operations in areas we believe will generate long-term shareholder value.”

Revenues
The Company’s Q3 2024 revenues increased 30.9% to $13.7 million from $10.4 million in Q3 2023.

Revenues in $ thousands	Q3 2024	Q3 2023	% change	9M 2024	9M 2023	% change
Building Solutions	$13,663	$10,435	30.9%	$36,264	$31,674	14.5%
Investments	156	89	75.3%	538	405	32.8%
Intersegment elimination	(156)	(89)	75.3%	(538)	(405)	32.8%
Total Revenues	$13,663	$10,435	30.9%	$36,264	$31,674	14.5%
Q3 2024 and 9M 2024 Building Solutions revenue increased by 30.9% and 14.5%, respectively, from the prior year, mainly as a result of the inclusion of revenues from TT from the date of acquisition and the inclusion of revenues from Big Lake Lumber (“BLL”), which we acquired in the fourth quarter of 2023. Economic headwinds, higher interest rates, and project delays contributed to slowdowns at both KBS and EBGL. Certain large commercial projects were delayed from the first half of 2024; however, we are beginning to see improvement, as evidenced by our announcement of $4.6 million in contracts signed at KBS. Our backlog and sales pipeline indicate continued strong demand for new projects, and although the revenue impact and timing are uncertain, customer feedback and the improving interest rate environment give us confidence in our ability to convert our pipeline into signed contracts in the coming months.
Gross Profit

Gross profit (loss) in $ thousands	Q3 2024	Q3 2023	% change	9M 2024	9M 2023	% change
Building Solutions	$2,846	$2,248	26.6%	$6,753	$9,241	(26.9)%
Building Solutions gross margin	20.8%	21.5%	(0.7)%	18.6%	29.2%	(10.6)%
Investments	127	44	188.6%	392	236	66.1%
Intersegment elimination	(156)	(89)	75.3%	(538)	(405)	32.8%
Total gross profit	$2,817	$2,203	27.9%	$6,607	$9,072	(27.2)%
Total gross margin	20.6%	21.1%	(0.5)%	18.2%	28.6%	(10.4)%
Q3 2024 and 9M 2024 Building Solutions gross profit increased 26.6% and decreased 26.9% respectively vs the same periods last year. The decline for the 9M period was primarily due to fixed costs remaining at constant levels as revenue declined at KBS and EBGL as well as a one-time purchase price accounting adjustment of approximately $574 thousand related to the TT acquisition. The increase for the Q3 period was due to the inclusion of BLL and TT.
Operating Expenses
On a consolidated basis, Q3 2024 sales, general and administrative (“SG&A”) expenses increased by $4.0 million, or 115.9%, versus the prior year period. SG&A as a percentage of revenue increased in Q3 2024 to 54.3% versus 32.9% in Q3 2023. The major driver of the increase in SG&A was an impairment of approximately $2.8 million related to our cost method investment in TTG Imaging Solutions (“TTG”) that was part of the Digirad sale. We recorded this impairment after consideration of the financial performance of TTG Parent LLC relative to comparable company valuation multiples. Excluding this impairment, SG&A expenses for the third quarter of 2024 as a percentage of revenue were
33.8% versus 32.9% in Q3 2023. For the 9M 2024 period, we have recorded impairments to the TTG cost method investment of $4.1 million
Net Income
Q3 2024 net loss from continuing operations was $2.0 million, or $0.61 per basic and diluted share, compared to a net loss of $2.4 million, or $0.75 per basic and diluted share in the same period in the prior year. Q3 2024 non-GAAP adjusted net loss from continuing operations was $0.9 million, or $0.28 per basic and diluted share, compared to non-GAAP adjusted net income from continuing operations of $0.2 million, or $0.07 per basic and diluted share, in the prior year period.
Year-to-date 2024 net loss from continuing operations was $8.0 million, or $2.53 per basic and diluted share, compared to net loss of $3.7 million, or $1.19 per basic and diluted share, in the same period in the prior year. Year-to-date 2024 non-GAAP adjusted net loss from continuing operations was $3.2 million, or $1.03 per basic and diluted share, compared to adjusted net loss from continuing operations of $0.2 million, or $0.06 per basic and diluted share, in the prior year period.
Non-GAAP Adjusted EBITDA
Q3 2024 non-GAAP adjusted EBITDA was a loss of $0.3 million versus a loss of $14 thousand in the same quarter of the prior year, primarily due to increased operating expenses. Year-to-date 2024 non-GAAP adjusted EBITDA was a loss of $1.9 million, compared to a loss of $50 thousand in year-to-date 2023, primarily due to lower margins at our Building Solutions division.

Operating Cash Flow
9M 2024 cash flow from operations was an outflow of $3.7 million, compared to an inflow of $2.7 million for 9M 2023. The decrease in net cash provided by operating activities is attributable to lower results from operations, particularly in our Building Solutions division, and increased net working capital expenditures.
Preferred Stock Dividends
In Q3 2024, the Company’s board of directors declared a cash dividend to holders of our Series A Preferred Stock of $0.25 per share, for an aggregate amount of approximately $0.5 million. The record date for this dividend was September 1, 2024, and the payment date was September 10, 2024.
NOL Carryforward
As of December 31, 2023, Star had $43.2 million of U.S. federal and state net operating losses (“NOL”), which the Company considers to be a valuable asset for its stockholders. Certain of these NOLs will expire in 2025 through 2042 unless previously utilized. In order to protect the value of the NOL for all stockholders, the Company has a rights agreement and charter amendment in place that limit beneficial ownership of the Company’s common stock to 4.99%. Stockholders who wish to own more than 4.99% of Star common stock, or who already own more than 4.99% of Star common stock and wish to buy more, may only acquire additional shares with the Board’s prior written approval.

Share Repurchase Program
On August 7th, 2024, the Company’s board of directors authorized a new stock repurchase program under which the Company is authorized to repurchase up to $1.0 million of its issued and outstanding shares of common stock. The Company repurchased 50,717 shares for $0.2 million under this program in the third quarter of 2024.
Conference Call Information
A conference call is scheduled for 10:00 a.m. ET (7:00 a.m. PT) on November 19, 2024 to discuss the results and management’s outlook. The call may be accessed by dialing (833) 630-1956 (toll free) or (412) 317-1837 (international), five minutes prior to the scheduled start time and referencing Star Equity. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.
If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.
Use of Non-GAAP Financial Measures by Star Equity Holdings, Inc.
This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” and “adjusted EBITDA from continuing operations.” The most directly comparable measures for these non-GAAP financial measures are “net income (loss),” “net income (loss) per basic and diluted share,” and “cash flows from operating activities.” The Company has included below unaudited adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, unrealized gain (loss) on equity securities and lumber derivatives, litigation costs, transaction costs, financing costs, and income tax adjustments. Further excluded in the measure of adjusted EBITDA are stock-based compensation, interest, depreciation, and amortization.
A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to the Company’s report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2024.

About Star Equity Holdings, Inc.
Star Equity Holdings, Inc. is a diversified holding company with two divisions: Building Solutions and Investments.
Building Solutions
Our Building Solutions division operates in three businesses: (i) modular building manufacturing; (ii) structural wall panel and wood foundation manufacturing, including building supply distribution operations; and (iii) glue-laminated timber (glulam) column, beam, and truss manufacturing.
Investments
Our Investments division manages and finances the Company’s real estate assets as well as its investment positions in private and public companies.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as pertains to (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, (ii) projections of income, EBITDA, earnings per share, capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the cyclical nature of our operating businesses, the Company’s debt and its ability to repay, refinance, or incur additional debt in the future; the Company’s need for a significant amount of cash to service, repay the debt, and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations; the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand its business operations; the liability and compliance costs regarding environmental regulations; the lack of product diversification; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration; general economic and financial market conditions; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This press release reflects management’s views as of the date presented.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. Therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Rick Coleman	Lena Cati
Chief Executive Officer	Senior Vice President
203-489-9508	212-836-9611
rick.coleman@starequity.com	lcati@equityny.com
(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Building Solutions**	$13,663	$10,435	$36,264	$31,674
Investments	—	—	—	—
Total revenues	13,663	10,435	36,264	31,674

Cost of revenues:
Building Solutions**	10,817	8,187	29,511	22,433
Investments	29	45	146	169
Total cost of revenues	10,846	8,232	29,657	22,602

Gross profit	2,817	2,203	6,607	9,072

Operating expenses:
Selling, general and administrative	7,415	3,434	16,848	11,327
Amortization of intangible assets	724	430	1,756	1,290
Total operating expenses	8,139	3,864	18,604	12,617

Income (loss) from continuing operations	(5,322)	(1,661)	(11,997)	(3,545)

Other income (expense):
Other income (expense), net	3,293	(965)	3,358	(506)
Interest income (expense), net	41	433	636	569
Total other income (expense), net	3,334	(532)	3,994	63

Income (loss) before income taxes from continuing operations	(1,988)	(2,193)	(8,003)	(3,482)
Income tax benefit (provision) from continuing operations	18	(172)	22	(233)
Income (loss) from continuing operations, net of tax	(1,970)	(2,365)	(7,981)	(3,715)
Income (loss) from discontinued operations, net of tax	—	(257)	—	27,119
Net income (loss)	(1,970)	(2,622)	(7,981)	23,404
Dividend on Series A perpetual preferred stock	(541)	(479)	(1,499)	(1,437)
Net income (loss) attributable to common shareholders	$(2,511)	$(3,101)	$(9,480)	$21,967

Net income (loss) per share
Net income (loss) per share, continuing operations
Basic and diluted*	$(0.61)	$(0.75)	$(2.53)	$(1.19)
Net income (loss) per share, discontinued operations
Basic and diluted*	$—	$(0.08)	$—	$8.71
Net income (loss) per share
Basic and diluted*	$(0.61)	$(0.84)	$(2.53)	$7.51
Net income (loss) per share, attributable to common shareholders
Basic and diluted*	$(0.78)	$(0.99)	$(3.01)	$7.05
Weighted-average common shares outstanding ***
Basic and diluted*	3,210	3,137	3,150	3,115

Dividends declared per share of Series A perpetual preferred stock	$0.25	$0.25	$0.69	$0.75
*Earnings per share may not add due to rounding
**Formerly known as Construction
***All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (In thousands, except share amounts)

	September 30, 2024 (unaudited)	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$5,492	$18,326
Restricted cash	1,603	620
Investments in equity securities	3,245	4,838
Lumber derivative contracts	—	19
Accounts receivable, net of allowances of $275 and $191, respectively	6,503	6,004
Note receivable, current portion	1,426	399
Inventories, net	5,530	3,420
Other current assets	1,451	1,180
Assets held for sale	—	4,346
Total current assets	25,250	39,152
Property and equipment, net	10,292	3,482
Operating lease right-of-use assets, net	7,145	1,470
Intangible assets, net	19,654	12,518
Goodwill	8,453	4,438
Long term investments	3,899	6,000
Notes receivable	8,758	8,427
Other assets	2,272	9
Total assets	$85,723	$75,496

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$1,728	$1,571
Accrued liabilities	3,239	1,506
Accrued compensation	1,264	1,772
Accrued warranty	48	44
Deferred revenue	2,454	1,377
Short-term debt	3,284	2,019
Operating lease liabilities	305	403
Finance lease liabilities	22	42
Total current liabilities	12,344	8,734
Long-term debt, net of current portion	7,830	—
Deferred tax liabilities	225	318
Operating lease liabilities, net of current portion	6,926	1,102
Finance lease liabilities, net of current portion	24	43
Total liabilities	27,349	10,197

Stockholders’ Equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized: Series A Preferred Stock, 8,000,000 shares authorized, liquidation preference ($10.00 per share), 2,165,637 and 1,915,637 shares issued and outstanding at September 30, 2024 and December 31, 2023 (Liquidation preference: $21,488,629 and $18,988,390 as of September 30, 2024 and December 31, 2023, respectively)	21,593	18,988
Series C Preferred stock, $0.0001 par value: 25,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 10,000,000 shares authorized; 3,218,429 and 3,165,243 shares issued and outstanding (net of treasury shares) at September 30, 2024 and December 31, 2023, respectively *	2	2
Treasury stock, at cost; 102,487 and 51,770 shares at September 30, 2024 and December 31, 2023, respectively *	(5,946)	(5,728)
Additional paid-in capital	158,795	160,126
Accumulated deficit	(116,070)	(108,089)
Total stockholders’ equity	58,374	65,299
Total liabilities and stockholders’ equity	$85,723	$75,496
*All share amounts reflect 1 for 5 reverse stock split effective June 14, 2024, retroactively

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) from continuing operations	$(1,970)	$(2,365)	$(7,981)	$(3,715)
Acquired intangible amortization	724	430	1,756	1,290
Unrealized loss (gain) on equity securities (1)	221	971	296	24
Unrealized loss (gain) on lumber derivatives (2)	—	137	19	(10)
Litigation costs	96	—	151	—
Transaction costs related to sale (3)	1	123	93	1,281
Transaction costs related to mergers and acquisitions (4)	218	17	762	17
Purchase accounting adjustment (5)	212	—	786	—
Impairment of cost method investment	2,796	—	4,086	—
Loss (gain) on equity method investment	621	—	621	—
Gains on sale and leaseback transactions	(3,755)	—	(3,755)	—
Write off of lease liabilities	(74)	240	(74)	240
Financing costs (6)	13	2	28	151
Income tax (benefit) provision	(18)	171	(22)	232
Non-GAAP adjusted net income (loss) from continuing operations	$(915)	$204	$(3,234)	$(190)

Net income (loss) from continuing operations per diluted share	$(0.61)	$(0.75)	$(2.52)	$(1.18)
Acquired intangible amortization	0.22	0.14	0.55	0.41
Unrealized loss (gain) on equity securities (1)	0.07	0.31	0.09	0.01
Unrealized loss (gain) on lumber derivatives (2)	—	0.04	0.01	—
Litigation costs	0.03	—	0.05	—
Transaction costs related to sale (3)	—	0.04	0.03	0.41
Transaction costs related to mergers and acquisitions (4)	0.07	0.01	0.24	0.01
Purchase accounting adjustment (5)	0.07	—	0.25	—
Impairment of cost method investment	0.87	—	1.29	—
Loss (gain) on equity method investment	0.19	—	0.20	—
Gains on sale and leaseback transactions	(1.16)	—	(1.18)	—
Write off of lease liabilities	(0.02)	0.08	(0.02)	0.08
Financing costs (6)	—	—	0.01	0.05
Income tax (benefit) provision	(0.01)	0.05	(0.01)	0.07
Non-GAAP adjusted net income (loss) from continuing operations per basic and diluted share (7)	$(0.29)	$0.07	$(1.03)	$(0.06)
(1)Reflects adjustments for any unrealized gains or losses in equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)Reflects transaction costs related to the sale of the Healthcare Division.
(4)Reflects transaction costs related to potential mergers and acquisitions.
(5)Reflects the purchase accounting adjustments related to the fair value of inventory and earn-out that impacted net income.
(6)Reflects financing costs from our credit facilities.
(7)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal the total for the year, and the sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited) (In thousands)

For The Three Months Ended September 30, 2024	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$(627)	$569	$(1,912)	$(1,970)
Depreciation and amortization	997	29	9	1,035
Interest (income) expense	164	(175)	(30)	(41)
Income tax (benefit) provision	—	—	(18)	(18)
EBITDA from continuing operations	534	423	(1,951)	(994)

Unrealized loss (gain) on equity securities (1)	—	221	—	221
Interest income(3)	—	264	—	264
Litigation costs	—	—	96	96
Stock-based compensation	5	—	53	58
Transaction costs related to sale (4)	—	—	1	1
Transaction costs related to mergers and acquisitions (5)	—	—	218	218
Purchase accounting adjustment (6)	212	—	—	212
Impairment of cost method investment	—	2,796	—	2,796
Loss (gain) on equity method investment	—	621	—	621
Gains on sale and leaseback transactions	—	(3,755)	—	(3,755)
Write off of Lease liabilities	(74)	—	—	(74)
Financing costs (7)	7	—	6	13
Non-GAAP adjusted EBITDA from continuing operations	$684	$570	$(1,577)	$(323)

For The Three Months Ended September 30, 2023	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	(108)	(763)	(1,494)	$(2,365)
Depreciation and amortization	515	45	9	569
Interest (income) expense	7	(193)	(247)	(433)
Income tax (benefit) provision	1	—	170	171
EBITDA from continuing operations	415	(911)	(1,562)	(2,058)

Unrealized loss (gain) on equity securities (1)	—	971	—	971
Unrealized loss (gain) on lumber derivatives (2)	137	—	—	137
Interest income(3)	—	440	—	440
Litigation costs	—	—	—	—
Stock-based compensation	9	—	67	76
Transaction costs related to sale (4)	—	—	123	123
Transaction costs related to mergers and acquisitions	—	—	17	17
(Gain) Loss on sale of buildings	0	38	—	38
Write off of lease liabilities	240	—	—	240
Financing costs (7)	$2	—	—	2
Non-GAAP adjusted EBITDA from continuing operations	$803	$538	$(1,355)	$(14)

(1)Reflects adjustments for any unrealized gains or losses on equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)We allocate all corporate interest income to the Investments Division.
(4)Reflects transaction costs related to the sale of the Healthcare Division.
(5)Reflects transaction costs related to potential mergers and acquisitions
(6)Reflects the purchase accounting adjustments related to the fair value of inventory and earn-out that impacted net income.
(7)Reflects financing costs from our credit facilities.

For The Nine Months Ended September 30, 2024	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	$(2,667)	$(233)	$(5,081)	$(7,981)
Depreciation and amortization	2,338	146	34	2,518
Interest (income) expense	338	(565)	(409)	(636)
Income tax (benefit) provision	—	—	(22)	(22)
EBITDA	9	(652)	(5,478)	(6,121)

Unrealized loss (gain) on equity securities (1)	—	296	—	296
Unrealized loss (gain) on lumber derivatives (2)	19	—	—	19
Interest income (3)	—	1,034	—	1,034
Litigation costs (3)	—	—	151	151
Stock-based compensation	29	—	157	186
Gain on disposal of Healthcare Division (3)	—	—	—	—
Transaction costs related to sale (4)	—	—	93	93
Transaction costs related to mergers and acquisitions (5)	—	—	762	762
Purchase accounting adjustment (6)	786	—	—	786
Impairment of cost method investment	—	4,086	—	4,086
Loss (gain) on equity method investment	—	621	—	621
Gains on sale and leaseback transactions	—	(3,755)	—	(3,755)
Write off of Lease Liabilities	(74)	—	—	(74)
Financing costs (7)	22	—	6	28
Non-GAAP adjusted EBITDA	$791	$1,630	$(4,309)	$(1,888)

For The Nine Months Ended September 30, 2023	Building Solutions	Investments	Star Equity Corporate	Total

Net income (loss) from continuing operations	1,746	178	(5,639)	$(3,715)
Depreciation and amortization	1,530	169	21	1,720
Interest expense	52	(276)	(345)	(569)
Income tax (benefit) provision	1	—	231	232
EBITDA	3,329	71	(5,732)	(2,332)

Unrealized loss (gain) on equity securities (1)	—	24	—	24
Unrealized loss (gain) on lumber derivatives (2)	(10)	—	—	(10)
Interest Income	—	686	—	686
Stock-based compensation	18	—	261	279
Transaction costs related to sale (4)	—	—	1,281	1,281
Transaction costs related to mergers and acquisitions (5)	0	0	17	17
Loss (Gain) on sale of assets	—	(386)	—	(386)
Write off of lease liabilities	240	—	—	240
Financing costs (7)	134	17	—	151
Non-GAAP adjusted EBITDA	$3,711	$412	$(4,173)	$(50)
(1)Reflects adjustments for any unrealized gains or losses on equity securities.
(2)Reflects adjustments for any unrealized gains or losses in lumber derivatives value.
(3)We allocate all corporate interest income to the Investments Division.
(4)Reflects transaction costs related to the sale of the Healthcare Division.
(5)Reflects transaction costs related to potential mergers and acquisitions.
(6)Reflects the TT purchase accounting adjustments related to the fair value of inventory and earn-out that impacted net income.
(7)Reflects financing costs from our credit facilities.

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited) (In thousands)
A summary of the Company’s credit facilities are as follows:

	September 30, 2024		December 31, 2023
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Premier EBGL	$1,467	8.75%	$2,019	9.25%
Revolving Credit Facility - KeyBank KBS	$58	8.38%	$—	—%
Total Short-term Revolving Credit Facilities	$1,525	8.74%	$2,019	9.25%
Bridgewater - TT Term Loan	$1,400	7.85%	$—	—%
Term Loan Secured by Mortgage	359	7.50%	—	—%
Total Short-term debt	$3,284	8.19%	$2,019	9.25%

Bridgewater - TT Term Loan, net of current portion	$5,130	7.85%	$—	—%
Term Loan Secured by Mortgage, net of current portion	2,700	7.50%	—	—%
Long Term Debt, net of current portion	$7,830	7.73%	$—	—%

Total Debt	$11,114	7.88%	$2,019	9.25%

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited) (In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue by segment:
Building Solutions	$13,663	$10,435	$36,264	$31,674
Investments	156	89	538	405
Intersegment elimination	(156)	(89)	(538)	(405)
Consolidated revenue	$13,663	$10,435	$36,264	$31,674

Gross profit (loss) by segment:
Building Solutions	$2,846	$2,248	$6,753	$9,241
Investments	127	44	392	236
Intersegment elimination	(156)	(89)	(538)	(405)
Consolidated gross profit	$2,817	$2,203	$6,607	$9,072

Income (loss) from continuing operations by segment:
Building Solutions	$(578)	$(21)	$(2,318)	$1,960
Investments	(2,745)	(71)	(3,892)	(527)
Corporate, eliminations and other	(1,999)	(1,569)	(5,787)	(4,978)
Segment income (loss) from operations	$(5,322)	$(1,661)	$(11,997)	$(3,545)

Depreciation and amortization by segment:
Building Solutions	$997	$515	$2,338	$1,530
Investments	29	45	146	169
Star Equity corporate	9	9	34	21
Total depreciation and amortization	$1,035	$569	$2,518	$1,720